We consent to the incorporation by reference in the Regisration Statement Number 33-78942 on Form S-8 dated April 26, 1994 pertaining to the Bay Area Bancshares 1993 Stock OptionPlan of our report dated February 8, 1997, with respect to the consolidated financial statements of Bay Area Bancshares included in its Annual Report on Form 10-K for the year ended December 31, 1996.

/s/Coopers & Lybrand L.L.P.

San Francisco, California
March 28, 1997